Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Synaptics Incorporated:

We consent to the incorporation by reference in the registration statements (Nos. 333-81820, 333-82288, 333-82286, 333-82282, 333-99529 and 333-99531) on Form S-8 and registration statement No. 333-115274 on Form S-4 of Synaptics Incorporated of our report dated July 23, 2004, with respect to the consolidated balance sheets of Synaptics Incorporated as of June 30, 2004 and 2003, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended June 30, 2004 and the related financial statement schedule, which report appears in the June 30, 2004 annual report on Form 10-K of Synaptics Incorporated.

/s/ KPMG LLP

Mountain View, California
September 7, 2004